UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 4, 2021
FASTLY, INC.
(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38897	27-5411834
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

475 Brannan Street, Suite 300
San Francisco, CA 94107
(Address of principal executive offices) (Zip code)
(844) 432-7859
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.00002 par value	“FSLY”	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 5, 2021, Fastly, Inc. (the “Company”) announced that Adriel Lares will step down from his office as Chief Financial Officer of the Company. The Company announced that Mr. Lares will continue to serve as Chief Financial Officer while the Company seeks to appoint a new Chief Financial Officer and such Chief Financial Officer’s employment has commenced (such date, the “Effective Date”). Thereafter, Mr. Lares will serve as an advisor through December 31, 2021. During this time (the “Transition Period”), Mr. Lares will receive the same compensation as he currently is receiving, and previously granted equity awards will continue to vest in accordance with their terms.

The Company has entered into an agreement (the “Transition and Separation Agreement”) with Mr. Lares, which provides for Mr. Lares’ transition as described above. The Transition Period may be terminated earlier by the Company or Mr. Lares with or without cause, as defined in the Company’s Executive Change in Control and Severance Benefit Plan (the “Severance Plan”), or advance notice. The Transition and Separation Agreement provides for a customary release of claims by Mr. Lares and reaffirmation of his obligations under an employee inventions and proprietary rights assignment agreement.

If the Company terminates Mr. Lares’ employment without cause, or Mr. Lares resigns for any reason, Mr. Lares will be entitled to (i) a lump sum severance amount equal to nine months of his base salary in effect as of the Effective Date, (ii) payment of continued health coverage for him and his eligible dependents under COBRA for a period of up to nine months, or a taxable lump sum payment in lieu of such payment, and (iii) if such termination occurs prior to the earlier of December 31, 2021 and the Effective Date, receive accelerated vesting of all outstanding equity awards that would have vested if he had remained an employee for an additional 12 months after the termination date.

If Mr. Lares remains employed until the earlier of either December 31, 2021 or the date following the Effective Date and where he has assisted with transition matters to the reasonable satisfaction of the Company, in addition to the vesting acceleration in (iii) above, Mr. Lares will be entitled to receive accelerated vesting of his restricted stock unit awards granted in August 2019 and April 2020. In addition, Mr. Lares will be entitled to exercise all of his outstanding stock options until April 30, 2022.

If the Company terminates the employment relationship for cause, as defined in the Severance Plan, prior to December 31, 2021, Mr. Lares will not be entitled to any of the severance benefits described above and will immediately forfeit all outstanding and unvested equity awards.

On May 5, 2021, the Company also announced that the board of directors of the Company is conducting a search process for a new Chief Financial Officer.

A copy of the Transition and Separation Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K. The foregoing description of the Transition and Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Transition and Separation Agreement.

Item 9.01                   Financial Statements and Exhibits.

(d)Exhibits

Exhibit No.	Exhibit Description

10.1+	Transition and Separation Agreement, dated May 4, 2021.
104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 1.01)
+ Indicates management contract or compensatory plan.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FASTLY, INC.

Dated:	May 5, 2021	By:	/s/ Joshua Bixby
Joshua Bixby
Chief Executive Officer